UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2012

Sigma-Aldrich Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-08135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Spruce Street, St. Louis, Missouri 63103
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (314) 771-5765

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2012, the Sigma-Aldrich Corporation (the "Company") Board of Directors (the "Board") elected Michael Marberry as a Director of the Company. Mr. Marberry (age 54) is the President and Chief Executive Officer of J.M. Huber Corporation, a diversified, multinational supplier of engineered materials, natural resources and technology-based services to customers spanning many industries from paper and energy to plastics and construction.

The Board has determined Mr. Marberry qualifies as an independent Director under Nasdaq Global Select Market rules and the Board's independence criteria set forth in the Company's Corporate Governance Guidelines. Mr. Marberry is not expected to be appointed to any standing Board committee at this time.

There are no arrangements between Mr. Marberry and any other person pursuant to which Mr. Marberry was elected to serve as a Director. Since January 1, 2012, the Company is not aware of any transaction, proposed transaction or series of either, where the amount involved exceeds $120,000, in which the Company is or will be a participant and Mr. Marberry has or will have a direct or indirect material interest.

For his services on the Board, Mr. Marberry will receive the same compensation as other independent members of the Board. A description of such compensation was previously reported under the heading "Director Compensation" on pages 12-14 of the Company’s Definitive Proxy Statement on Schedule 14A dated March 12, 2012, for the Company’s Annual Meeting of Shareholders held on May 1, 2012.

The press release announcing Mr. Marberry's election to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Text of press release dated September 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA-ALDRICH CORPORATION
Date:	September 19, 2012	By	/s/ George L. Miller
George L. Miller Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Text of press release dated September 19, 2012.